February 21, 2020

Keith O’Connell, Esquire
U.S. Securities and Exchange Commission (“SEC”)
Division of Investment Management
100 F Street, N.E.
Washington, D.C. 20549

Re:  T. Rowe Price Institutional International Funds, Inc. (“Registrant”)

 consisting of the following classes:

  T. Rowe Price Global Value Equity Fund

T. Rowe Price Global Value Equity Fund—I Class

 File Nos.: 003-29697/811-5833

 Post-Effective Amendment No. 85

Dear Mr. O’Connell:

I am counsel to T. Rowe Price Associates, Inc., which serves as the sponsor and investment adviser to the Fund and all outstanding series of the above-referenced registrant. In connection with the anticipated effectiveness of the Fund with the Commission, the registrant proposes to file the above-referenced Post-Effective Amendment to its registration statement pursuant to Rule 485(b) under the Securities Act of 1933.

I have reviewed the amendment to the registration statement and represent that it does not contain disclosures that, in my opinion, would render the amendment ineligible to become effective pursuant to Rule 485(b).

Sincerely,

/s/Seba Kurian

Seba Kurian

Vice President and Senior Legal Counsel, T. Rowe Price Associates, Inc.